Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 8, 2007, accompanying the consolidated financial statements and schedule of Chattem, Inc. (of which our audit report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments, in 2006) included in the Annual Report on Form 10-K for the year ended November 30, 2006 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

June 22, 2007